EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PostRock Energy Corporation (“PostRock”) of our report dated March 27, 2014 (except for the effect of the restatement discussed in Note 20 of PostRock’s Annual Report on Form 10-K for the year ended December 31, 2014, as to which the date is March 31, 2015) with respect to the consolidated financial statements of PostRock, which appears in PostRock’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ UHY LLP

St. Louis, Missouri

August 6, 2015